UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report – April 18, 2011

(Date of earliest event reported)

QEP RESOURCES, INC.

(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 672-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2012 (the “Closing Date”), QEP Resources, Inc. (the “Company”) entered into a term loan agreement (the “Term Loan Agreement”), among the Company, Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto (the “Lenders”). The Term Loan Agreement has a scheduled maturity date of April 18, 2017, with an option, upon consent from Lenders holding a majority of the aggregate commitments, for the Company to extend the term for a one year period, which extended term will apply to any Lender who consents to such extension.

Pursuant to the Term Loan Agreement, the Lenders have committed to provide term loans in an aggregate principal amount not to exceed $300 million, which may be drawn in two advances on or before June 30, 2012.

Interest accrues on advances at a LIBOR rate or a base rate, as selected by the Company, plus an applicable margin. The applicable margin used in connection with interest rates is based on the Company’s ratio of consolidated funded debt to consolidated EBITDAX (as defined in the Term Loan Agreement) for the period of the four fiscal quarters most recently ended. The applicable margin for LIBOR rate loans ranges from 1.5% to 2.25% and the applicable margin for base rate loans ranges from 0.5% to 1.25%. Proceeds of borrowings under the Term Loan Agreement may be used to refinance existing indebtedness and for general corporate purposes, including working capital and capital expenditures.

The Term Loan Agreement is unsecured and contains representations, warranties, covenants and events of default substantially similar those set forth in the Company’s Credit Agreement dated as of August 25, 2011 (the “Revolving Credit Agreement”), including a change of control event of default and limitations on incurrence of debt by subsidiaries, liens, investments, new lines of business, mergers, transactions with affiliates, restrictive agreements, asset sales and swap contracts. The Term Loan Agreement also includes covenants substantially similar to those set forth in the Revolving Credit Agreement that (i) limit the ratio of the consolidated funded debt of the Company to the sum of consolidated funded debt plus shareholders’ equity to not more than 0.6 to 1, (ii) limit the ratio of the consolidated funded debt of the Company to the Company’s consolidated EBITDAX to not more than 3.5 to 1, (iii) if the Company’s debt ratings fall below a certain level, limit the Company’ total consolidated funded debt to a specified aggregate amount, and (iv) limit priority debt to 15% of consolidated net tangible assets. During the continuance of an event of default, the Lenders may accelerate all outstanding debt and terminate all lending.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Term Loan Agreement, dated as of April 18, 2012, among QEP Resources, Inc., Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP RESOURCES, INC.
(Registrant)

April 18, 2011
/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit

10.1	Term Loan Agreement, dated as of April 18, 2012, among QEP Resources, Inc., Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto.